Exhibit 10.20

COINSURANCE AND YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE:  DECEMBER 31, 2008

BETWEEN

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

West Des Moines, Iowa

AND

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

Orlando, Florida

COINSURANCE AND YEARLY RENEWABLE TERM REINSURANCE

ARTICLE		PAGE

I.	PREAMBLE AND REINSURANCE PROVIDED

II.	TERM, TERMINATION AND RECAPTURE

III.	REINSURANCE COVERAGE

IV.	REINSURANCE PREMIUMS AND EXPENSE ALLOWANCES

V.	COINSURANCE RESERVES

VI.	LOSS CARRY FORWARD BALANCE

VII.	NET CASH SETTLEMENT

VIII.	FINANCIAL COVENANTS

IX.	REPORTS AND REMITTANCES

X.	NET RETAINED LINES

XI.	EXCLUSIONS

XII.	INSOLVENCY

XIII.	ARBITRATION

XIV.	AGREEMENT, AMENDMENTS AND MERGER

XV.	MISCELLANEOUS

XVI.	DAC TAX

XVII.	REPRESENTATIONS, WARRANTIES AND COVENANTS

SCHEDULE A — SUBJECT BUSINESS CONTRACTS (TYPES)

SCHEDULE B — RATES BY AGE (NEAREST BIRTHDAY)

SCHEDULE C1 — TARGET LCF BALANCES

SCHEDULE C2 — ALTERNATIVE TARGET LCF BALANCES

SCHEDULE D — NET CASH SETTLEMENT CALCULATION & REPORT FORMAT

SCHEDULE E — ACTUAL RECAPTURE & CURRENT QUOTA SHARE CALCULATION

ARTICLE I:  PREAMBLE AND REINSURANCE PROVIDED

1.01  -                                                                 This is an Agreement of Coinsurance and Yearly Renewable Term Reinsurance between:

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

West Des Moines, Iowa

(hereinafter referred to as the “Company”)

and

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

Orlando, Florida

(hereinafter referred to as the “Reinsurer”)

Collectively referred to as the “parties”, whereby, the Reinsurer agrees to indemnify the Company for Covered Losses paid by the Company subject to all of the terms and conditions of this Agreement.

1.02                                                                         Construction:  This Agreement will be construed in accordance with the laws of the state of Iowa.

1.03                                                                         Entire Agreement:  This Agreement, including any schedules, exhibits, and addenda, and any amendments hereto, constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

1.04                                                                         Severability:  If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect as though such invalid or unenforceable provisions or clauses had not been herein included or made a part of the Agreement.

ARTICLE II:  TERM, TERMINATION AND RECAPTURE

2.01  -                                                               Effective Date:  The Effective Date of this Agreement shall be 10:59 p.m., Central Standard Time, December 31, 2008.

2.02  -                                                               Term:  This Agreement shall remain in force and the Term of this Agreement shall be from the Effective Date until the earlier of (i) the date of decrement of the last contract holder of a Subject Business contract, or (ii) the Recapture Date.

2.03  -                                                               Termination and Recapture:  The Company may terminate this Agreement and recapture all Subject Business reinsured hereunder at any time after January 1, 2010, provided that such recapture falls on the last day of a full Accounting Period, by providing written notice to the Reinsurer by registered or certified mail, return receipt requested, at least thirty (30) days in advance, such notice to include the effective date of termination and recapture.

The Reinsurer may terminate this Agreement if the Company fails to pay any reinsurance premium due to Reinsurer by Company hereunder when due, subject to thirty (30) days’ notice and demand for such payment by the Reinsurer.

The date on which this Agreement is terminated by the Company or by the Reinsurer as set forth in this Section 2.03 shall hereinafter be referred to as the “Recapture Date”.  On the Recapture Date, the Company shall pay to the Reinsurer the LCF as of the Recapture Date determined in accordance with Section 6.01 below.

2.04                                                                         Partial Recapture:  As of the end of each calendar quarter, if the Coinsurance Reserves are greater than the LCF, the Company may recapture a portion of the Section A Subject Business in an amount equal to the Coinsurance Reserves less the LCF. Upon Partial Recapture, the Section A Current Quota Share will be recalculated to equal the remaining Coinsurance Reserves divided by the statutory reserves for the Section A Subject Business.  The actual amount recaptured and the corresponding Section A Current Quota Share adjustment each quarter will be reflected in Schedule E and updated as necessary.

ARTICLE III:  REINSURANCE COVERAGE

3.01  -                                                               Coverage:

(a)          Section A — Coinsurance:  The Reinsurer shall indemnify the Company for Section A Covered Losses paid by the Company.

(b)         Section B — YRT:  The Reinsurer shall indemnify the Company for Section B Covered Losses paid by the Company.

3.02  -                                                                 Subject Business:  “Subject Business” shall mean all contracts issued by the Company and listed on Schedule A attached hereto and incorporated herein.

It is understood and agreed that the Company shall continue to administer the Subject Business during the Term of this Agreement.

3.03  -                                                               Subject Losses:

(a)                                  “Section A Subject Losses” shall mean all benefits paid by the Company to contract holders of the Section A Subject Business contracts, including surrender values paid, death benefits paid, and interest and premium bonuses credited in accordance with the terms of such Subject Business contracts.  Section A Subject Losses shall not include annuitization benefits, rider benefits, extracontractual payments, extracontractual damages, loss adjustment expenses and other benefits not expressly specified under the terms of the Section A Subject Business contracts.

(b)                                 Section B Subject Losses shall mean all surrender charges waived by the Company upon death of the contract holders of the Section B Subject Business contracts, but only as respects that portion of the Section B Subject Business that is not reinsured under Section A of this Agreement.  Section B Subject Losses shall not include annuitization benefits, rider benefits, extracontractual payments, extracontractual damages, loss adjustment expenses and other benefits not expressly specified under the terms of the Section B Subject Business contracts.

3.04  -                                                               Covered Losses.

(a)                                  “Section A Covered Losses” shall equal, for the Accounting Period commencing January 1, 2009,and each Accounting Period thereafter, Section A Subject Losses on Fixed Annuity policies multiplied by the Section A Current Quota Share, as defined in Schedule E.

(b)                                 “Section B Covered Losses” shall equal, for the Accounting Period commencing January 1, 2009, and each Accounting Period thereafter (i) Section B Subject Losses on Fixed Annuity policies multiplied by the Section B Current Quota Share Fixed Annuities, as defined in Schedule E plus (ii) Section B Subject Losses on Index Annuity policies multiplied by the Section B Current Quota Share Indexed Annuities, as defined in Schedule E.

The Reinsurer’s aggregate liability under this Agreement for Section B Covered Losses shall not exceed Fifty Million dollars ($50,000,000) over the lifetime of this agreement.

(c)                                  The sum of Section A Covered Losses and Section B Covered Losses shall hereinafter be referred to collectively as “Covered Losses”.

ARTICLE IV:  REINSURANCE PREMIUMS AND EXPENSE ALLOWANCES

4.01  -                                                               Reinsurance Premium:

(a)                                  To effect reinsurance on the Subject Business, the Company shall pay to the Reinsurer, on the Effective Date, an initial premium equal to Thirty Million dollars ($30,000,000).  Section A Reinsurance Premium shall equal, for the Accounting Period commencing January 1, 2009, and each Accounting Period thereafter, all renewal premiums received by the Company for the Section A Subject Business multiplied by the Section A Current Quota Share, as defined in Schedule E.

(b)                                 Section B Reinsurance Premium shall equal, for the Accounting Period commencing January 1, 2009, and each Accounting Period thereafter, the sum of the following:

(i)                                   for each Subject Business contract in force, the applicable rate from Schedule B attached hereto and incorporated herein, based on the contract holder’s age at the nearest birthday at the beginning of that Accounting Period, multiplied by the Net Amount at Risk at the beginning of that Accounting Period; and

(ii)                                a policy fee of eighteen and 75/100 dollars ($18.75) for each Subject Business contract in force at the beginning of that Accounting Period.

“Net Amount at Risk” as used herein shall mean, with respect to each Subject Business contract, the Reinsurer’s Section B Current Quota Share of the amount by which the account value payable to the beneficiary upon death of the contract holder exceeds the cash surrender value at such time,.

(c)                                  The sum of Section A Reinsurance Premium and Section B Reinsurance Premium shall hereinafter be referred to collectively as the “Reinsurance Premiums”.  The Reinsurance Premiums for each Accounting Period shall be due and payable from the Company to the Reinsurer as part of the settlement for that Accounting Period in accordance with Schedule D.

4.02  -                                                               Expense Allowances:

(a)                                 Section A:  The Reinsurer shall pay to the Company, on the Effective Date, an initial Ceding Allowance equal to Thirty Million dollars ($30,000,000). Section A Expense Allowances for the Accounting Period commencing January 1,2009 and each Accounting Period thereafter shall be equal to (i) 86/100 dollars ($0.86) per Subject Business contract plus (ii) the applicable premium taxes and agent commissions actually paid by the Company with respect to each

Subject Business contract in force multiplied by the Section A Current Quota Share, as defined in Schedule E.

(b)                                 Section B:  Section B Expense Allowances for each Accounting Period shall equal zero.

(c)                                  The Section A Expense Allowances and the Section B Expense Allowances for each Accounting Period shall hereinafter be referred to collectively as the “Expense Allowances”.  The Expense Allowances for each Accounting Period shall be due and payable from the Reinsurer to the Company as part of the settlement for that Accounting Period in accordance with Schedule D.

(d)                                 All direct or allocable expenses or taxes are included in the Expense Allowances.

4.03  -                                                               Reinsurer’s Fee:  As an inducement to and in consideration for entering into this Agreement, the Company agrees to pay the Reinsurer a transaction fee equal to One Hundred Fifty Thousand dollars ($150,000) within three (3) days after the date this Agreement is executed.  The Company acknowledges and agrees that payment by the Company to the Reinsurer of the Reinsurer’s Fee is a condition precedent to the liability of the Reinsurer hereunder.

ARTICLE V:  COINSURANCE RESERVES

5.01  -                                                               Coinsurance Reserves:  The Coinsurance Reserves on December 31, 2008 shall equal Thirty Million dollars ($30,000,000).  The Coinsurance Reserves at the end of each Accounting Period thereafter shall equal the statutory reserves for the Section A Subject Business calculated by the Company, multiplied by the Section A Current Quota Share, as defined in Schedule E, prior to any current period recapture.

ARTICLE VI:  LOSS CARRY FORWARD BALANCE

6.01  -                                                               Loss Carry Forward Balance:  The Loss Carry Forward (“LCF”) on December 31, 2008 shall be an amount equal to the Coinsurance Reserves as of that date.  The LCF for each Accounting Period thereafter shall be equal to: (i) the LCF on the last day of the immediately preceding Accounting Period, accumulated with interest, less (ii) Reinsurer’s Net Profit as defined in Section 7.01, plus (iii) any Experience Refund as defined in Section 7.04.

6.02  -                                                               Reinsurance Risk Charge:  The initial Reinsurance Risk Charge is Three Hundred Seventy-Five Thousand dollars ($375,000), and is due within three

(3) days after the date this Agreement is executed.  The Reinsurance Risk Charge due at the end of each Accounting Period shall equal the Reinsurance Risk Charge Rate in effect for such Accounting Period in accordance with Section 6.03, multiplied by the result of:

LCFt-1 * (1+i) — min( RSPt, LCFt-1 * (1+i) — min( CRt, TLCFt ) )

Where:
LCFt-1 =	LCF on the last day of the previous Accounting Period
i =	LCF interest rate of 6.4%
RSPt =	Reinsurer’s Statutory Profit (as defined in Section 7.02) for the Accounting Period
CRt,=	Coinsurance Reserves balance on the last day of the Accounting Period, before any Partial Recapture
TLCFt =	Target LCF, or Alternative Target LCF if the Alternative Target LCF is being used to calculate the Experience Refund for the current Accounting Period, on the last day of the Accounting Period

6.03  -                                                               Reinsurance Risk Charge Rate:  If the Company is not, and was not, in violation of one or more of the Financial Covenants at any time during the current Accounting Period or any prior Accounting Period, then the Reinsurance Risk Charge Rate shall equal one and 25/100 percent (1.25%).

If Company is or was in violation of one or more of the Financial Covenants at any time during the current Accounting Period or any prior Accounting Period, then the Reinsurance Risk Charge Rate for the current and following Accounting Periods shall equal one and 50/100 percent (1.50%).

ARTICLE VII: NET CASH SETTLEMENT

7.01 -                                                                  Net Cash Settlement:  The Net Cash Settlement for each Accounting Period shall be calculated on or before the Settlement Date for such Accounting Period in accordance with the illustration set forth in Schedule D attached hereto.  If the result of this calculation is positive, such amount will be paid by the Company to the Reinsurer.  If the result of this calculation is negative, such amount will be paid by the Reinsurer to the Company.

7.02 -                                                                  Reinsurer’s Statutory Profit:  Reinsurer’s Statutory Profit shall equal the sum of (i) Section A Reinsurance Premium, plus (ii) Section B Reinsurance Premium, plus (iii) interest on the Coinsurance Reserves at the LCF interest rate, minus (iv) Section A Covered Losses, minus (v) Section B Covered Losses, minus (vi) Expense Allowances, minus (vii) the change in Coinsurance Reserves between the last day of the immediately preceding Accounting Period, after any Partial Recapture, and the last day of current Accounting Period, before any Partial Recapture.

7.03 -                                                                  Reinsurer’s Net Profit:  Reinsurer’s Net Profit shall equal the Reinsurer’s Statutory Profit minus the Reinsurance Risk Charge.

7.04 -                                                                  Experience Refund:  If the Reinsurer’s Net Profit for an Accounting Period is greater than zero (0) and the Company is not, and was not, in violation of one or more of the Financial Covenants at any time during that Accounting Period or any prior Accounting Periods, an Experience Refund equal to: (i) the Reinsurer’s Net Profit on the Subject Business for the Accounting Period; less (ii) the difference between (a) the LCF on the last day of the immediately preceding Accounting Period, accumulated with interest, and (b) the lesser of the Coinsurance Reserves and the Target LCF listed on Schedule C1 attached hereto on the last day of the current Accounting Period shall be paid by the Reinsurer to the Company as part of the settlement for that Accounting Period in accordance with Schedule D, if such amount is positive.

If the Reinsurer’s Net Profit for an Accounting Period is greater than zero (0) and the Company is or was in violation of one or more of the Financial Covenants at any time during that Accounting Period or any prior Accounting Periods, an Experience Refund equal to (i) the Reinsurer’s Net Profit on the Subject Business for the Accounting Period; less (ii) the difference between (a) the LCF on the last day of the immediately preceding Accounting Period, accumulated with interest and (b) the lesser of the Coinsurance Reserves and the Alternative Target LCF listed on Schedule C2 attached hereto on the last day of the current Accounting Period shall be paid by the Reinsurer to the Company as part of the settlement for that Accounting Period in accordance with Schedule D, if such amount is positive.

At the sole option of the Reinsurer, the Experience Refund may be recalculated at the end of any Accounting Period to include Experience Refunds for all Accounting Periods in the current calendar year.  For the avoidance of doubt, this may require the Company to return (a portion of) previous Experience Refunds to pay for current period losses.  Upon any such recalculation of the Experience Refund, the Net Cash Settlement will be recalculated accordingly and the parties agree to immediately pay each other amounts due based upon such recalculation.

Upon repayment in full of LCF, the Experience Refund for each reporting period thereafter shall be equal to 50% of the Reinsurer’s Net Profit.

ARTICLE VIII:  FINANCIAL COVENANTS

8.01  -                                                               Non-Compliance with Financial Covenants:  The Company shall notify the Reinsurer within five (5) Business Days of any failure by the Company to comply with one or more of the Financial Covenants.

8.02  -                                                               Financial Covenants:  The Financial Covenants are:

(a)                                  the Company shall maintain Risk Based Capital, as measured by the formula prescribed by the insurance department of the Company’s state of domicile, of no less than one-hundred twenty-five percent (125%) of the Company Action Level;

(b)                                 the Company shall maintain Total Surplus of not less than one-hundred-twenty-five-million dollars ($125,000,000);

(c)                                  there shall be no Change of Control of the Company, where “Change of Control” is signaled by the requirement that the Company, or the parent of the Company, file such change with any insurance department or with the Securities Exchange Commission;

(d)                                 there shall be no Material Change (as defined in Section 8.04) in the overall credit quality of the Company’s investment portfolio from the Effective Date;

(e)                                  the insurance financial strength rating of the Company as assigned by A.M. Best Company shall not be less than “B++”; and

(f)                                    the Financial Leverage Ratio (as defined in Section 8.03) of the Company and its corporate parent combined shall not be greater than sixty percent (60%).

(g)                                 The Company will be responsible for determining credited rates and non-guaranteed elements for the Subject Business and will only vary such items in a manner consistent with its documented procedures in effect on the Effective Date and historical practice.  The weighted average yield on the Company’s invested assets shall not fall below the weighted average crediting rate on the Subject Business plus one and 50/100 percent (1.50%), at the end of two consecutive Accounting Periods.

8.03  -                                                               Financial Leverage Ratio:  The Financial Leverage Ratio at any time shall be determined as follows, with the result expressed as a percentage:

(a)                                  the sum of (i) the principal amount of senior and subordinated indebtedness outstanding at American Equity Investment Life Holding Company, and (ii) the principal amount of senior and subordinated indebtedness outstanding at American Equity Investment Service Company, excluding any such indebtedness that may be included in (a)(i) herein;

divided by

(b)                                 the sum of (i) the Company’s Total Capital and Surplus, (ii) the Company’s Asset Valuation Reserve, and (iii) the Company’s Interest Maintenance Reserve, where items (i), (ii) and (iii) are the respective amounts as reported on the Company’s most recent certified statutory financial statements.

8.04  -                                                               Material Change:  A material change in the overall credit quality of the Company’s investment portfolio shall have occurred if the credit rating from Standard & Poor’s, Moody’s or Fitch for more than 20% of the securities in the Company’s investment portfolio is below investment grade quality.

ARTICLE IX:  REPORTS AND REMITTANCES

9.01  -                                                               Company Reports:  The Company shall provide to the Reinsurer, no less than three (3) Business Days prior to each Settlement Date, all information and data required by the Reinsurer to fulfill its obligations and rights under this Agreement and to satisfy its legal reporting requirements.  A suggested format for such reporting is attached hereto as Schedule D.  The Company shall also furnish to the Reinsurer, on a quarterly basis, a copy of its certified statutory financial statements at the time such statements are submitted by the Company to the regulatory authority in its state of domicile, and shall furnish the Reinsurer with a statement at the end of each Accounting Period that demonstrates the Company’s compliance with the Financial Covenants.

9.02  -                                                               Accounting Period:  “Accounting Period” shall mean each calendar quarter during the Term of this Agreement.  In the event the Recapture Date occurs at any time other than at the end of a calendar quarter, the last Accounting Period shall be the period from the beginning of that calendar quarter to the Recapture Date, both dates inclusive.

9.03  -                                                               Settlement Dates:  The Settlement Date for each Accounting Period shall be the  fifteenth (15th ) Business Day after the end of that Accounting Period.

9.04  -                                                               Business Day:  “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in, the State of Florida or the State of Iowa are authorized by law or executive order to close.

ARTICLE X:  NET RETAINED LINES

10.01 -                                                            Application of Other Reinsurance Proceeds:  This Agreement applies only to that portion of insurance or reinsurance which, after the application of all reinsurance other than the reinsurance hereunder, the Company retains net for its own account.  In calculating the amount of loss hereunder for which the Company shall be reimbursed, only the loss with respect to such retained portion shall be included.

10.02 -                                                            Collection of Other Reinsurance Proceeds:  The amount of the Reinsurer’s liability hereunder shall not be increased by reason of the Company’s inability to collect from any other reinsurers, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other reinsurers, or otherwise, or whether such other reinsurance remains in force during the term of this Agreement.

10.03 -                                                            Other Reinsurance:  In order to provide that the Reinsurer’s liability under this Agreement shall not be increased in any calendar year by a change in reinsurance ceded or recoverable by the Company, the reinsurance arrangements, including treaties, facultative certificates and interpretations with respect to obligations thereunder, which were in effect on the Effective Date are deemed to continue in effect for purposes of all computations hereunder, whether or not such other reinsurance actually remains in force during the term of this Agreement.

ARTICLE XI:  EXCLUSIONS

11.01 -                                                            Extracontractual Damages and Loss Adjustment Expenses:  This Agreement does not cover extracontractual damages or extracontractual liability resulting from fraud, oppression, bad faith, strict liability, or negligent, reckless or intentional wrongs, or otherwise, on the part of the Company or its directors, officers, employees and agents.  The following types of damages are examples of damages excluded under this Agreement for the conduct described above:  actual damages, damages for emotional distress, punitive or exemplary damages, statutory penalties, and attorneys fees or legal expenses incurred in the defense of such claims.  The excluded loss adjustment expenses include all payments of fees and expenses associated with investigation, litigation (including without limitation reasonable attorneys’ fees) and settlement of claims, as distinguished from the amount of a claimant’s recovery from the Company under such claimant’s contract.

The Company agrees to defend and hold harmless the Reinsurer from and against any and all extra contractual obligations and/or loss adjustment expenses whatsoever incurred by the Reinsurer arising out of, relating to or in connection with this Agreement.  This paragraph shall survive termination of this Agreement.

11.02 -                                                            Insolvency Funds:  The Reinsurer shall not be obligated to pay to the Company any share of any liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability.  “Insolvency Fund” includes any guaranty or insolvency fund, plan, pool, association, or other arrangement howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person or part of all of any claim, debt, charge, fee or other obligation of any insurer, or its successors or assigns which has been declared to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

11.03 -                                                            Dividends:  The Reinsurer shall not participate in the determination of, nor reimburse the Company for, any policyholder or other dividends paid by the Company.

ARTICLE XII:  INSOLVENCY

12.01 -                                                            Reinsurer’s Obligation:  In the event of the insolvency of the Company, the reinsurance afforded by this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company under the Subject Business, without diminution because of such insolvency, directly to the Company or its liquidator, receiver, conservator, or statutory successor.

12.02 -                                                            Reinsurer’s Notice and Defense of Claims:  The Reinsurer shall be given written notice of the pendency of each claim or loss which may involve the reinsurance afforded by this Agreement within a reasonable time after such claim or loss is filed in the insolvency proceedings.  The Reinsurer shall have the right to investigate each such claim or loss and interpose at its own expense, in the proceeding where the claim or loss is to be adjudicated, any defense which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor.  If more than one reinsurer is involved, such reinsurers may designate one reinsurer to act for all.

12.03 -                                                            Defense Expense:  The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

12.04 -                                                            Offset:  Any debts or credits, liquidated or unliquidated, in favor of or against either party on the date of the receivership or liquidation order (except where the obligation was purchased by or transferred to be used as an offset) are deemed mutual debts or credits and shall be set off with the balance only to be allowed or paid.  Although such claim on the part of either party may be unliquidated or undetermined in amount on the date of the entry of the receivership or liquidation order, such claim will be regarded as being in existence as of such date and any credits or claims then in existence and held by the other party may be offset against it.

12.05 -                                                            Rights of Parties:  Nothing hereinabove set forth in this Article shall in any way change the relationship or status of the parties hereto, nor enlarge the obligations of any party to any other except as specifically hereinabove provided, to wit, to pay the statutory successor on the basis of the amount of liability determined in the liquidation or receivership proceeding, rather than on the basis of the actual amount of loss (dividends) paid by the liquidator, receiver, conservator, or statutory successor to allowed claimants.  Nor, except as hereinabove specifically provided, shall anything in this Article in any manner create any obligation or establish any right against the Reinsurer in favor of any third parties or any other persons not parties to this Agreement.

ARTICLE XIII:  ARBITRATION

13.01 -                                                            Resolution of Disputes:  As a condition precedent to any right arising under this Agreement, any dispute between the Company and the Reinsurer arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner set forth in this Article.  Either party may initiate arbitration of any dispute arising out of the provisions of this Agreement by giving written notice to the other party, by registered or certified mail, return receipt requested, of its intention to arbitrate and of its appointment of an arbitrator in accordance with Section 13.03.

13.02 -                                                            Composition of Panel:  Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of a notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Section 13.03 and Section 13.04.

13.03 -                                                            Appointment of Arbitrators:  The members of the arbitration panel shall be chosen from disinterested persons knowledgeable in the life insurance and life reinsurance business.  The party requesting arbitration (hereinafter referred to as the “claimant”) shall appoint an arbitrator and give written notice thereof, by registered or certified mail, return receipt requested, to the other party (hereinafter referred to as the “respondent”) together with its notice of intention to arbitrate.  Unless a single arbitrator is agreed upon by the parties within fifteen (15) days after the receipt of the notice of intention to arbitrate, the respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the claimant thereof in a like manner.  Before instituting a hearing, the two arbitrators so appointed shall choose an umpire.  If, within twenty (20) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be selected using the ARIAS-US Umpire Appointment Procedure.

13.04 -                                                            Failure of Party to Appoint Arbitrator:   If either party fails to name its arbitrator as described in this Article, the other party may appoint the second arbitrator.

13.05 -                                                            Choice of Law and Forum:  Any arbitration instituted pursuant to this Article shall be held in Orlando, Florida, or in a location to be mutually agreed upon by the Company and the Reinsurer and the laws of the State of Iowa, without regard to its conflict of laws rules, shall govern the interpretation and application of this Agreement.  Notwithstanding the foregoing, the rights and procedures applicable to any arbitration commenced under this Article shall be governed by the Federal Arbitration Act rather than any state arbitration act.

13.06 -                                                            Submission of Dispute to Panel:  Unless otherwise extended by the arbitration panel, or agreed to by the parties, each party shall submit its case to the panel within thirty (30) days after the selection of an umpire.

13.07 -                                                            Procedure Governing Arbitration:  All proceedings before the panel shall be informal and the panel shall not be bound by the formal rules of evidence.  The panel shall have the power to fix all procedural rules relating to the arbitration proceeding.  In reaching any decision, the panel shall give due consideration to the customs and usage of the insurance and reinsurance business.  The panel of arbitration will view this Agreement as an honorable engagement between the parties.

13.08 -                                                            Arbitration Award:  The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding, which decision shall be in writing, stating the reasons therefor.  The decision of the majority of the panel shall be final and binding on the parties to the proceeding.  Either party to the arbitration may petition any court having competent jurisdiction to reduce the decision to judgment.

13.09 -                                                            Cost of Arbitration:  Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and its own witnesses and shall jointly and equally bear with the other parties the expense of the umpire and the arbitration.

13.10 -                                                            Limit of Jurisdiction:  The arbitration panel does not have the jurisdiction to authorize any punitive damage awards between the parties.

13.11 -                                                            Survival:  This Article will survive termination of this Agreement.

ARTICLE XIV:  AGREEMENT, AMENDMENTS AND MERGER

14.01 -                                                            Agreement:  This Agreement states the agreement made between the Company and the Reinsurer effective 10:59 p.m., Central Standard Time, December 31, 2008.  This Agreement supersedes all prior understandings and agreements of the parties.

14.02 -                                                            Amendments:  This Agreement may be amended only by mutual consent of the parties expressed in a written amendment executed by the parties with the same formalities as this Agreement, and such written amendment shall be deemed to be an integral part of this Agreement and binding on the parties hereto.

14.03 -                                                            Merger Clause:  The parties hereto acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and conditions.  Further, the parties hereto agree that this Agreement is the complete and exclusive statement of the Agreement between the parties, superseding all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

ARTICLE XV:  MISCELLANEOUS

15.01 -                                                            Access to Records:  The Reinsurer, or its duly authorized representatives, shall have the right to examine, at any reasonable time, all papers, books, accounts, documents and other records of the Company or any third parties providing services relating to the Subject Business.  The Company will cooperate with, and facilitate, or shall cause any relevant third parties to cooperate and facilitate, any such inspection, and upon request of the Reinsurer shall make available to the Reinsurer such officers and employees of the Company, or cause any relevant third parties to make available to the Reinsurer such officers and employees, as the Reinsurer may reasonably request to provide information concerning the Subject Business.  Upon request, the Company shall supply the Reinsurer, at the Reinsurer’s expense, with copies of the whole or any part of such papers, books, accounts, documents and other records relating to the Subject Business.  The Reinsurer’s right of inspection under this Section 15.01 shall continue to exist after termination of this Agreement as long as one of the parties hereto has a claim against the other arising from this Agreement.

15.02 -                                                                                                            Counterparts:  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.03 -                                                            Currency:  All payments hereunder shall be made in United States dollars.  All monetary amounts herein are in United States dollars.  All reports and accounts hereunder shall be rendered in United States dollars.

15.04 -                                                            Disclosures and Approvals:  The Company represents and warrants, with respect to this Agreement and the transactions hereunder and with respect to any insurance or reinsurance written or assumed by the Company which is covered by this Agreement and all transactions thereunder, that all disclosures and approvals which are necessary or appropriate under any law or regulation have been made or obtained, or will be made or obtained in a timely manner.

15.05  -                                                         Errors and Omissions:  Unintentional or inadvertent errors, omissions, oversights, delays or misunderstandings (collectively “Error”) in the administration of this Agreement of any nature made by either party shall neither increase nor reduce the liability of either party from what that liability would have been had no such Error taken place.  Upon discovery, the party committing an Error shall correct such Error retroactively to the time such Error occurred, and advise the other party thereof as soon as possible.  If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that most closely approximates the intent of the parties as evidenced by this Agreement.  Any resolution made to correct such an Error will not set a precedent for a similar subsequent Error.  The provisions of this Article shall not relieve either party of its obligation to perform within the time standards described in this Agreement or as otherwise mutually agreed.  The provisions of this Article do not apply to the administration of the insurance provided by the Company or any other errors or omissions committed by the Company with regards to a Subject Business.  The Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement.

15.06 -                                                            Parties to this Agreement:  This Agreement is a reinsurance agreement solely between the Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party.  In no instance will any party other than the Company and the Reinsurer have any rights under this Agreement, and the Company will be and shall remain the only party hereunder that is liable to any contract holder or beneficiary of any Subject Business contract.  Reinsurance under this Agreement shall not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policyholder, agent, beneficiary, or other reinsurer.  The Company agrees that it shall not make the Reinsurer a party to any litigation between any such third party and the Company.

This Agreement shall be binding upon all successors, assignees and transferees of the parties to this Agreement, provided, however, that neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by either party without the prior written consent of the other party.  The provisions of this section are not intended to preclude the Reinsurer from retroceding any portion of its liability hereunder.

15.07 -                                                            Reliance on Information Supplied by the Company:  The Company acknowledges that, at the Reinsurer’s request, it has provided the Reinsurer, prior to execution of this Agreement by the parties, with the information described in Schedule D attached hereto and incorporated herein (hereinafter, the “Company Information”).  The Company represents that any assumptions the Company made in preparing the Company Information were based upon informed judgment and are consistent with sound actuarial principles.  The Company represents that all factual information contained in the Company Information was, as of the date provided, complete and accurate in all material respects to the best of the Company’s knowledge and belief.  The Reinsurer has relied on Company Information and the foregoing representations in entering into this Agreement.

15.08 -                                                            Right of Offset:  Both the Company and the Reinsurer shall have, and may exercise at any time, the right to offset any balance or balances due the other.  Such offset may include balances due under this Agreement, regardless of whether such balances are in respect of premiums, or losses or otherwise, and regardless of the capacity of any party, whether as reinsurer or reinsured or otherwise, under the various agreements involved.  The right of offset will not be affected or diminished because of the insolvency of either party.

15.09 -                                                            Taxes:  The Company shall be liable for all taxes, except income and profit taxes of the Reinsurer, on amounts paid to the Reinsurer under the terms of this Agreement, and shall indemnify and hold the Reinsurer harmless for any taxes which the Reinsurer may become obligated to pay on the Company’s behalf.

15.10 -                                                            Subrogation:  The Reinsurer shall be credited with the Reinsurer’s share of subrogation (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of losses.  The Company hereby agrees to enforce its rights to subrogation relating to any expenses if requested to do so by the Reinsurer (at the expense of the Company) and to the extent such enforcement is consistent with the Company’s past practices, and to prosecute all claims arising out of such rights.

15.11 -                                                            Nonwaiver:  No forbearance on the part of either party to insist upon compliance by the other party with the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

15.12 -                                                            Survival: The representations, warranties, covenants and agreements respectively required to be made by the Company and the Reinsurer in this Agreement shall survive the termination or expiration of this Agreement.

15.13 -                                                            Utmost Good Faith:  The parties agree that this Agreement is entered into with the understanding that the principles of utmost good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties’ rights and obligations and all matters with respect to this Agreement. This Agreement is entered into in reliance on the utmost good faith of the parties including, but not limited to, their representations, warranties and disclosures.

15.14 -                                                            Notices:  Any notice or other communication which is required or permitted to be delivered to any party hereunder shall be in writing and deemed delivered if sent by government-sponsored mail; an internationally-recognized overnight carrier with confirmation receipt of delivery; certified mail, return receipt requested; or facsimile with confirmation receipt of successful and complete transmission addressed as follows:

If to the Company:

American Equity Investment Life Insurance Company

5000 Westown Parkway

West Des Moines, Iowa 50266

Attn:     John Matovina, Chief Financial Officer

Fax:     (515) 221-9989

If to the Reinsurer:

Hannover Life Reassurance Company of America

800 North Magnolia Avenue, Suite 1400

Orlando, Florida 32803

Attn:     [President]

Fax:      (407) 398-1071

ARTICLE XVI:  DAC TAX

16.01 -                                                            DAC Tax:  The parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued under Section 848 of the Internal Revenue Code of 1986, as amended (the “Code”):

A.            The terms “Net Positive Consideration,” “Specified Policy Acquisition Expenses” and “General Deductions Limitation” used in this Article are defined by reference to Regulation Section 1.848-2 and Code Section 848.

B.             The party with the Net Positive Consideration for this Agreement for each taxable year will capitalize Specified Policy Acquisition Expenses with respect to this Agreement without regard to the General Deductions Limitation of Code Section 848(c)(1).

C.             Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year, or as otherwise required by the Internal Revenue Service, to ensure consistency.  The method and timing of the exchange of such information shall be as follows:

1.           The Company will submit a schedule to the Reinsurer by May 1st of each year with its calculation of the Net Positive Consideration for the preceding calendar year.  This schedule of calculations will be accompanied by a statement signed by an officer of the Company stating that the Company will report such Net Positive Consideration in its income tax return for the preceding calendar year.  The Reinsurer may protest such calculation by providing an alternative calculation to the Company in writing within thirty (30) days of the Reinsurer’s receipt of the Company’s calculation.  If the Reinsurer does not notify the Company within the required timeframe, the Reinsurer will report the Net Positive Consideration as determined by the Company in the Reinsurer’s income tax return for the preceding calendar year.

2.           If the Reinsurer contests the Company’s calculation of Net Positive Consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation.  If the parties reach an agreement on the amount of Net Positive Consideration, each party will report the agreed upon amount in its income tax return for the preceding calendar year.  If the parties are unable to reach an agreement on the amount of Net Positive Consideration, then the dispute shall be resolved pursuant to ARTICLE XIII of this Agreement.

D.            Both the Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L of Chapter 1 of the Code or Subpart F of Part III of Subchapter N of Chapter 1 of the Code.

ARTICLE XVII:  REPRESENTATIONS, WARRANTIES AND COVENANTS

17.01 -                                                            The Company’s Representations and Warranties:  The Company represents and warrants to the Reinsurer, in addition to any other representations and warranties set forth elsewhere in this Agreement, that:

A.                        The Company has (a) notified the Company’s auditors of this Agreement and (b) notified the Company’s domiciliary state regulator of the proposed transaction under this Agreement; and

B.                          Except for the notice to the Company’s domiciliary state regulator, there are no governmental or regulatory consents, approvals or other authorizations necessary or required by law, regulation, order, decree, judgment or otherwise to be obtained to consummate the transactions contemplated by this Agreement; and

C.                          All of the contracts for the Subject Business have been filed with and approved by the applicable regulatory authorities as required by applicable law, rule or regulation; and except as set forth in the Company’s Annual Statement and SEC filings, none of the contracts for the Subject Business are the subject of any pending or, to the knowledge of the Company, threatened litigation, arbitration, action, proceeding, rule, order or decree the basis of which includes, but is not limited to, discriminatory practices in the sales and/or rates for the contracts for the Subject Business.  The Company further represents and warrants that the Reinsurer shall not be held liable for any damages, claims, costs, expenses, or any other types of losses that arise or result from any pending or, to the knowledge of the Company, threatened litigation, arbitration, action, proceeding, rule, order or decree including but not limited to the actions set forth in the Company’s Annual Statement and SEC filings.

D.                         There is no fact or condition known to the Company that has not been disclosed to the Reinsurer in writing that has had a Material Adverse Effect or, to the knowledge of the Company, could reasonably be expected to have a Material Adverse Effect; where “Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), business, statutory reserves, assets of the Company, results of operation of the Company or the contracts for the Subject Business as a whole, considering each of them individually or in the aggregate and

E.                           No representation or warranty of the Company contained in this Agreement or in any other writing to be furnished by the Company pursuant hereto or previously furnished by the Company to the Reinsurer in the course of its due diligence investigation contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading; and

F.                           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Iowa, and has all licenses, permits or other authority necessary or required by applicable law, rule or regulation to carry on all business activities presently conducted by it, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been approved by all necessary corporate action on the part of the Company and will not violate the articles of incorporation or bylaws of the Company or conflict with or violate any provision of or result in the acceleration of any indebtedness under or result in a breach under any other contract, agreement or instrument to which the Company is a party or is subject to any judgment, order, decree, law, ordinance, rule or regulation applicable to the Company or its properties or assets; and

G.                          Reserves for the Subject Business are adequate in the aggregate as of the Effective Date, using generally accepted actuarial methods and assumptions consistently applied, and have been calculated in accordance with statutory accounting practices; and

H.                         This Agreement and the agreements and covenants herein of the Company constitute valid and binding obligations of the Company enforceable against it in accordance with its terms, except as:

i.                              the enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and

ii.                           the availability of equitable remedies may be limited by equitable principles of general applicability.

17.02 -                                                            The Company’s Covenants:  The Company covenants to the Reinsurer and agrees as follows:

A.                                  The Company shall report to the Company’s auditors and the Company’s domiciliary state regulator regarding this Agreement each year for so long as this Agreement is in force.

B.                                    The Company shall request promptly any consents, approvals or other authorizations, if necessary or required, with respect to this Agreement and to pursue diligently such requests.

C.                                    The Company covenants that it shall not make any material changes to the contracts for the Subject Business without the prior written consent of the Reinsurer; provided, however, that prior written notice to the Reinsurer but not consent of the Reinsurer will be required for changes to the contracts that are required by the

Company’s regulator or other governmental authority under applicable laws or regulations.  Any contracts that are changed without prior written consent of the Reinsurer shall continue to be reinsured under this Agreement as if no change has occurred unless and until the Reinsurer consents in writing to the changes.

D.                                   The Company warrants that it will not engage, employ or otherwise support any non-contractual internal replacement programs with respect to the contracts for the Subject Business covering more than 10% of the account values of the Subject Business on the last day of the immediately preceding Accounting Period without prior written approval of the Reinsurer.  In such case where the Reinsurer offers its approval, the Reinsurer will be granted the option by the Company to continue coverage on any converted contracts, issued by such replacement program, under the terms of this Agreement.

E.                                     The Company shall promptly notify the Reinsurer of any material change in the methods and assumptions used to calculate statutory reserves.

17.03 -                                                            Indemnification:  Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party (the “Indemnified Party”) from and against any and all losses, damages, costs, expenses or liabilities suffered or incurred by the Indemnified Party arising out of a breach or threatened breach by the Indemnifying Party of the representations, warranties and covenants herein of the Indemnifying Party.  The provisions of this Article shall survive the closing of the transactions contemplated hereby as well as survive beyond the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives,

In West Des Moines, Iowa, this 6th day of March, 2009

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

By:	/s/ John M. Matovina	By:	/s/ Judith A. Naanep

Name:	John M. Matovina	Name:	Judith A. Naanep

Title:	EVP & Chief Financial Officer	Title:	VP, Corporate Actuary

And in Orlando, Florida this 6th day of March, 2009

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

By:	/s/ Gary L. Gray	By:	/s/ Jeffrey R. Burt

Name:	Gary L. Gray	Name:	Jeffrey R. Burt

Title:	Vice President	Title:	VP

SCHEDULE A -

SUBJECT BUSINESS CONTRACTS (TYPES)

Section A Covered Forms

Fixed Annuities issued in Calendar Years 2003 and 2004

FPDA-0	FPDA-1	FPDA-2
FPDA2-2001	FPDA-2Plus	FPDA-3
FPDA-4	FPDA-5	FPDA-5Plus
FPDA-7	FPDA-7 2.25	FPDA-8
FPDA8 2.25	SPDA-1	SPDA-2
Super-7

Section B Covered Forms

Fixed Annuities issued in Calendar Years 2003 and 2004

FPDA-0	FPDA-1	FPDA-2
FPDA2-2001	FPDA-2Plus	FPDA-3
FPDA-4	FPDA-5	FPDA-5Plus
FPDA-7	FPDA-7 2.25	FPDA-8
FPDA8 2.25	SPDA-1	SPDA-2
Super-7

Indexed Annuities issued in Calendar Years 2003 and 2004

Bravo	I-2000	I-2001
I-2002	Index-1-05	Index-15
Index-17	Index-18	Index-19
Index-22	Index-23	Index-24
Index-25	Index-5

SCHEDULE B

RATES BY AGE (NEAREST BIRTHDAY)

YRT Base Rates by Age Nearest Birthday

Table Rates are quarterly amounts payable (“QRT” = Quarterly Renewable Term) per  net amount at risk

Age	Quarterly Rate (ANB)
0	0.018713
1	0.001444
2	0.001031
3	0.000750
4	0.000619
5	0.000544
6	0.000506
7	0.000469
8	0.000413
9	0.000356
10	0.000281
11	0.000300
12	0.000450
13	0.000788
14	0.001219
15	0.001706
16	0.002175
17	0.002531
18	0.002756
19	0.002850
20	0.002925
21	0.003056
22	0.003131
23	0.003169
24	0.003244
25	0.003263
26	0.003300
27	0.003375
28	0.003488
29	0.003656
30	0.003844
31	0.004013
32	0.004181
33	0.004388
34	0.004594
35	0.004856
36	0.005100
37	0.005325
38	0.005531
39	0.005681
40	0.005850
41	0.006075
42	0.006394
43	0.006825
44	0.007350
45	0.007950
46	0.008606
47	0.009300
48	0.009975
49	0.010706
50	0.011494
51	0.012394
52	0.013519
53	0.014888
54	0.016463
55	0.018225
56	0.020081
57	0.022088
58	0.024244
59	0.026588
60	0.029081
61	0.035681
62	0.034594
63	0.037613
64	0.040856
65	0.044269
66	0.047944
67	0.051956
68	0.056381
69	0.061219
70	0.066431
71	0.071981
72	0.077981
73	0.084431
74	0.091425
75	0.099000
76	0.107288
77	0.116381
78	0.125794
79	0.137419
80	0.149775
81	0.163650
82	0.179363
83	0.217106
84	0.233681
85	0.251606
86	0.271481
87	0.291638
88	0.311588
89	0.331875
90	0.353400
91	0.377344
92	0.403913
93	0.432750
94	0.462019
95	0.490294
96	0.514463
97	0.537263
98	0.558694
99	0.578756
100	0.597469
101	0.614850
102	0.625000

Schedule C-1

Target LCF Balance

Interest rate:	6.40%
# periods:	20
LCF Adjustment:	$1,758,238.58

Quarter	Interest	Target LCF
12/31/2008		30,000,000.00
3/31/2009	468,892.02	28,710,653.44
6/30/2009	448,739.88	27,401,154.74
9/30/2009	428,272.76	26,071,188.92
12/31/2009	407,485.75	24,720,436.09
3/31/2010	386,373.84	23,348,571.35
6/30/2010	364,931.96	21,955,264.73
9/30/2010	343,154.95	20,540,181.10
12/31/2010	321,037.57	19,102,980.09
3/31/2011	298,574.50	17,643,316.01
6/30/2011	275,760.34	16,160,837.76
9/30/2011	252,589.60	14,655,188.78
12/31/2011	229,056.70	13,126,006.90
3/31/2012	205,156.00	11,572,924.32
6/30/2012	180,881.73	9,995,567.47
9/30/2012	156,228.06	8,393,556.95
12/31/2012	131,189.06	6,766,507.43
3/31/2013	105,758.71	5,114,027.57
6/30/2013	79,930.89	3,435,719.88
9/30/2013	53,699.39	1,731,180.69
12/31/2013	27,057.89	0.00

Schedule C-2

Alternative Target LCF Balance

Interest rate:	6.40%
# periods:	12
LCF Adjustment:	$2,761,200.46

Quarter	Interest	Target LCF
12/31/2008		30,000,000.00
3/31/2009	468,892.02	27,707,691.56
6/30/2009	433,063.85	25,379,554.95
9/30/2009	396,675.69	23,015,030.19
12/31/2009	359,718.80	20,613,548.53
3/31/2010	322,184.28	18,174,532.35
6/30/2010	284,063.11	15,697,395.00
9/30/2010	245,346.11	13,181,540.65
12/31/2010	206,023.97	10,626,364.16
3/31/2011	166,087.25	8,031,250.95
6/30/2011	125,526.32	5,395,576.81
9/30/2011	84,331.43	2,718,707.78
12/31/2011	42,492.68	0.00

SCHEDULE D –

EXAMPLE NET CASH SETTLEMENT CALCULATION AND REPORT FORMAT

	Item	Calculation	12/31/2008*	3/31/2009	6/30/2009
Section A Cover: Coins.
1	Prems		30,000,000	0	0
2	Inv. Income	[24]t-1 x ((1 + 0.064)0.25 - 1)	0	468,892	448,740
3	Benefits		0	1,010,497	971,008
4	Allowances		30,000,000	12,906	12,585
5	Incr in Res.	[23]t - [24]t-1	30,000,000	(421,828)	(646,555)

6	Section A Gain	[1] + [2] - [3] - [4] - [5]	(30,000,000)	(132,683)	111,702

Section B Cover: YRT
7	YRT Premium		0	8,837,370	8,440,700
8	Covered Losses		0	652,660	631,780
9	Section B Gain	[7] - [8]		8,184,710	7,808,921

Combined Covers
10	Reinsurer’s Statutory Profit	[6] + [9]	(30,000,000)	8,052,027	7,920,623
11	RC - Reinsurance Risk Charge	0.0125 * ([13] + [14] - Min([13] + [14] - Min([17], [23]), [10]) )	0	358,883	342,514
12	Reinsurer’s Net Profit	[10] - [11]	(30,000,000)	7,693,144	7,578,108

13	LCF BOP	[16]t-1	0	30,000,000	28,710,653
14	LCF Interest	[16]t-1 x ((1 + 0.064)0.25 - 1)	0	468,892	448,740
15	LCF Adjustment	Min([13] + [14] - [18], [10])	(30,000,000)	1,758,239	1,758,239
16	Loss Carry Forward Balance (LCF)	[13] + [14] - [15]	30,000,000	28,710,653	27,401,155
17	Target LCF		30,000,000	28,710,653	27,401,155

18	Experience Refund	[12] - [15]	0	5,934,905	5,819,870

Settlements
19	Prems	[1] + [7]	30,000,000	8,837,370	8,440,700
20	Benefits	[3] + [8]	0	1,663,157	1,602,787
	Allowances	[4]	30,000,000	12,906	12,585
	Experience Refund	[18]	0	5,934,905	5,819,870
21	Recapture Premium	[23] - [24]	0	867,518	662,944
22	Net Cash Settlement	[19] - [20] - [4] - [18] - [21]	0	358,883	342,514

Reserves
23	Coinsurance Reserve		30,000,000	29,578,172	28,064,098
24	Coins Reserve Post Recapture		30,000,000	28,710,653	27,401,155
25	Fixed Annuity Stat Reserve		425,643,283	419,658,338	410,207,762
26	Avg Yield on Company Assets		6.25%	6.25%	6.25%
27	Avg Crediting Rate		3.50%	3.50%	3.50%
28	Spread	[28] - [29]	2.75%	2.75%	2.75%

*          $150,000 fee referenced in Section 4.03(b), and $375,000 fee referenced in Section 6.02 not reflected.

SCHEDULE E –

ACTUAL RECAPTURE & CURRENT QUOTA SHARE CALCULATION

	EOP	EOP Loss			Section A	Section B Current Quota Share
Period	Coinsurance Reserve	Carryforward Balance	Recapture Amount	Period	Current Quota Share	Fixed Annuities	Indexed Annuities
(t-1)	(CR)	(LCF)	(RA)	(t)	(ACQS)*	(BCQSFA)*	(BCQSIA)*
12/31/08- 12/31/08	30,000,000	30,000,000	—	1/1/09-3/31/09	7.04815539%	88.25184461%	95.3%

Section A Current Quota Share calculation:
ACQS(t) = ACQS(t-1) * [ 1 – [RA(t) / CR(t-1)] ]

Section B Current Quota Share Fixed Annuity calculation:
BCQSFA(t) = 95.3% - ACQS(t)

Section B Current Quota Share Indexed Annuity calculation:
BCQSIA(t) = 95.3%

* Quota Share will remain constant at the most recent Quota Share for each following Accounting Period unless updated following a later Partial Recapture.